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                                  EXHIBIT 23.1

                              KPMG LLP Letterhead

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Res-Care, Inc.:


We consent to incorporation by reference in the registration statement to be filed November 27, 2000 on Form S-8 of Res-Care, Inc. of our report dated February 24, 2000, relating to the consolidated balance sheets of Res-Care, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Res-Care, Inc.


                                                 /S/      KPMG LLP

Louisville, Kentucky
November 24, 2000